Exhibit 99.9

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (as amended from time to time, the “Agreement”) dated as of April 16, 2007, by and between Wells Real Estate Investment Trust, Inc., with its principal place of business at 6200 The Corners Parkway, Norcross, Georgia 30092 (the “Company”) and Robert E. Bowers, residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such offer, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date of the closing (the “Effective Date”) of the mergers contemplated by that certain Merger Agreement dated as of February 2, 2007 by and among the Company, certain wholly-owned subsidiaries of the Company, Wells Real Estate Funds, Inc., Wells Capital, Inc., Wells Management Company, Inc., Wells Government Services, Inc., Wells Advisory Services I, LLC and Wells Real Estate Advisory Services, Inc., as it may be amended, superseded or replaced from time to time (the “Merger Agreement”), and continuing for a period ending on December 31, 2009, unless sooner terminated in accordance with the provisions of Section 4 (the period during which the Executive is employed pursuant to this Agreement being hereinafter referred to as the “Term”). Following December 31, 2009, the Term shall automatically be extended for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing, in accordance with Section 6.4, at least ninety (90) days prior to the expiration of the initial Term or any subsequent renewal period. The delivery by the Company to Executive of written notice indicating that it intends not to extend the Term as provided in this Section 1 prior to the expiration of the then operative Term shall not be deemed a termination of Executive’s employment by the Company without Cause for purposes of this Agreement. If the Term expires, and Executive and Company agree that Executive will remain employed by the Company, but do not enter into a new employment agreement, then such employment shall be “at-will” and this Agreement will be of no further force and effect other than with respect to the provisions of this Agreement that are expressly intended to survive the expiration of the Term. Notwithstanding the foregoing, if the Effective Date does not occur on or before September 1, 2007, or such later date as may be agreed to by the parties hereto, then either party hereto may render this Agreement null and void and of no effect by giving notice to the other party hereto at any time after such date.

2. Duties. During the Term, the Executive shall be employed by the Company as Chief Financial Officer of the Company, and, as such, the Executive shall faithfully perform for the Company the duties of such office and shall perform such other duties of an executive, managerial or administrative nature, which are consistent with such office, as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”), including also serving as an officer, manager, agent, trustee or other representative with respect to any subsidiary, affiliate or joint venture of the Company (each a “Subsidiary”). If requested by the Board, Executive shall serve as a member of the board of directors (or equivalent) of the Company or any Subsidiary without additional compensation. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) engaging in personal investment activities for the Executive and his family that do not give rise to any conflict of interests with the Company or its affiliates, (ii) subject to prior approval of the Board, accepting directorships unrelated to the Company that do not give rise to any conflict of interests with the Company or its affiliates and (iii) engaging in charitable and civic activities, so long as such activities and outside interests described in clauses (i), (ii) and (iii) hereof do not interfere, in any material respect, with the performance of the Executive’s duties hereunder. The Executive shall be based in the Atlanta, Georgia metropolitan area.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term an initial base salary at the rate of Four Hundred Thousand Dollars ($400,000) per annum (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. The Compensation Committee of the Board (the “Compensation Committee”) may provide for such increases in Base Salary as it may in its discretion deem appropriate; provided that in no event shall the Base Salary be decreased during the Term without the written consent of Executive.

3.2 Bonus. For fiscal year 2007, in addition to the Base Salary, the Executive shall be eligible to earn an annual target cash bonus of an additional Three Hundred Twenty Thousand Dollars ($320,000) based upon criteria agreed to by the Compensation Committee and the Executive as of the date hereof, which bonus shall be pro-rated for fiscal year 2007 based upon the percentage of fiscal year 2007 that the Executive shall have been employed by the Company following the Effective Date pursuant hereto, and the amount of such bonus as so pro-rated shall be payable by the Company to the Executive pursuant to the OIP (as defined below) within a reasonable time following the end of such fiscal year, but no later than the Outside Payment Date (as defined below). During the Term, in addition to the Base Salary, for each fiscal year (after fiscal year 2007) of the Company ending during the Term, the Executive shall be eligible to earn an annual target cash bonus of 40% (after meeting threshold performance criteria), 80% (after meeting target performance criteria) and up to 120% (after meeting maximum performance criteria) of the Executive’s Base Salary (the “Target Bonus Amount”) payable during such fiscal year based upon criteria to be reasonably established not later than the first thirty (30) days of that fiscal year by the Compensation Committee in consultation with Executive (the “Annual Bonus”), which bonus shall be pursuant to the OIP. The Annual Bonus actually earned for any fiscal year shall be determined by the Compensation Committee in good faith and paid to Executive within a reasonable time after the end of the fiscal year, but in no event later than thirty (30) days (the “Outside Payment Date”) following completion of the Company’s financial statement audit for the applicable fiscal year, which the Company shall endeavor in good faith to complete within three months of the last day of the applicable fiscal year. Notwithstanding the foregoing, if the Outside Payment Date is later than 120 days after the end of the fiscal year, the Company will pay the portion of Executive’s bonus that the Compensation Committee is able to determine that Executive is entitled to (if any) no later than the 120 days after the end of the fiscal year and the remaining portion, if any, of Executive’s Annual Bonus shall be paid no later than the Outside Payment Date.

3.3 Incentive Award. During the Term, in addition to the Base Salary and Annual Bonus, the Executive shall be eligible to participate in the Company’s 2007 Omnibus Incentive Plan (if such plan is approved by the Stockholders) or other incentive plan as in effect from time to time (as such plan is approved by the Stockholders) (the “OIP”), and awards which may be granted to Executive thereunder shall vest on a basis specified by the Compensation Committee and may be subject to the achievement of pre-established performance-related goals determined by the Compensation Committee, and otherwise shall be subject to such plan and definitive documentation governing the award. Grants during the Term under the OIP shall be made at such times and in such amounts as the Compensation Committee shall determine in its discretion.

3.4 Employee Benefits. Except with respect to benefits specifically provided for otherwise in this Agreement, the Executive shall be entitled during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that are available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5 Vacation. The Executive shall be entitled to twenty (20) vacation days per fiscal year, which number shall be pro-rated in the case of any partial fiscal year during the Term and which vacation days shall otherwise be taken consistent with the Company’s vacation policies. Vacation and other paid time-off (PTO) shall be taken and provided in accordance with the Company’s vacation and PTO policies and plans.

3.6 Expenses. During the Agreement Term, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with the Company’s policies as in effect from time to time.

3.7 Forfeiture. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, Executive shall reimburse the Company to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002 for any bonus or other incentive-based or equity-based compensation received by Executive from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever occurs first) of the financial document embodying such financial reporting requirement and shall reimburse the Company for any profits realized from the sale of securities of the Company during that 12-month period.

4. Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern Executive’s rights (except as otherwise expressly set forth herein) upon termination of employment with the Company. Following Executive’s termination of employment, except as set forth in this Section 4, Executive (and Executive’s legal representative and estate) shall have no further rights to any compensation or any other benefits under this Agreement.

4.1 Definitions.

(a) “Accrued Rights” means the sum of the following: (i) any accrued but unpaid Base Salary through the date of termination; (ii) a payment in respect of all unpaid, but accrued and unused vacation/PTO through the date of termination; (iii) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year (i.e., not for the year of employment termination); (iv) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of termination; and (v) such rights, if any, under any award granted to Executive pursuant to the OIP and other compensation programs and employee benefits to which Executive may be entitled upon termination of employment according to the documents governing such benefits.

(b) “Cause” means any of the following: (i) any material act or material omission by Executive which constitutes intentional misconduct in connection with the Company’s or any Subsidiary’s business or relating to Executive’s duties hereunder or a willful violation of law in connection with the Company’s or any Subsidiary’s business or relating to Executive’s duties hereunder; (ii) an act of fraud, conversion, misappropriation or embezzlement by Executive with respect to the Company’s or any Subsidiary’s assets or business or assets in the possession or control of the Company or any Subsidiary or conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to a felony, the equivalent thereof or any crime involving any moral turpitude with respect to which imprisonment is a common punishment; (iii) any act of dishonesty committed by Executive in connection with the Company’s or any Subsidiary’s business or relating to Executive’s duties hereunder; (iv) the willful neglect of material duties of Executive or gross misconduct by Executive, (v) the use of illegal drugs or excessive use of alcohol to the extent that any of such uses, in the Board’s good faith determination, materially interferes with the performance of Executive’s duties to the Company or any Subsidiary; (vi) any other failure (other than any failure resulting from incapacity due to physical or mental illness) by Executive to perform his material and reasonable duties and responsibilities as an employee, director or consultant of the Company or any Subsidiary; or (vii) any breach of the provisions of Section 5; any of which continues without cure, if curable, reasonably satisfactory to the Board within ten (10) days following written notice from the Company or any Subsidiary (except in the case of a willful failure to perform his duties or a willful breach, which shall require no notice or allow no such cure right). For purposes of the foregoing sentence, no act, or failure to act, on Executive’s part shall be considered “willful” unless the Executive acted, or failed to act, in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company or any Subsidiary.

(c) “Change of Control” shall be deemed to have occurred if:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and the Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of the Term (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were then Incumbent Directors, shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, in no event will a “Change in Control” be deemed to have occurred by virtue of the closing of the transactions contemplated by the Merger Agreement.

(d) “Disability” means physical or mental incapacity whereby Executive is unable with or without reasonable accommodation for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the essential functions of Executive’s duties.

(e) “Good Reason” shall be present where Executive gives notice to the Board of his voluntary resignation (unless the following occur with Executive’s written consent specifically referring to this Section 4) following either: (i) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus when due hereunder; (ii) a material diminution in Executive’s status, including, title, position, duties, authority or responsibility; (iii) a material adverse change in the criteria to be applied by the Company with respect to Executive’s Target Annual Bonus for fiscal year 2009 and subsequent fiscal years as compared to the prior fiscal year (unless Executive has consented to such criteria) or the failure of the Company to adopt performance criteria reasonably acceptable to Executive with respect to fiscal year 2008; (iv) the relocation of the Company’s executive offices to a location outside of the Atlanta, Georgia metropolitan area without the consent of Executive; (v) the failure to provide Executive with awards under the OIP that are reasonably and generally comparable to awards granted to other executive officers (other than the CEO) of the Company under the OIP (after taking into account all awards granted to Executive and such other executives under the OIP) (unless Executive has consented to the awards or the CEO has recommended to the Compensation Committee that another executive officer receive a disproportionate award) or the failure of the Company’s Board of Directors or Stockholders (if required) to approve the OIP or another equity-based incentive plan provided such other plan is reasonably acceptable to Executive); or (vi) the occurrence of a Change of Control. Notwithstanding the foregoing, (1) Good Reason (A) shall not be deemed to exist unless the Executive gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing this Section 4.1(e) within 90 days after the time at which Executive first becomes aware of the event or condition and (B) shall not be deemed to exist at any time after the Board has determined that there exists an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause so long as the Board gives notice to Executive of such determination within thirty (30) days of such determination and such notice is given within 120 days after the time at which the Board first becomes aware of the event or conditions constituting Cause; and (2) if there exists (without regard to the following clause (2)(A)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and if the Company does not cure such event or condition within such 30-day period, the Executive shall have ten (10) business days thereafter to give the Company notice of termination of employment on account thereof (specifying a termination date no later than ten (10) days from the date of such notice of termination).

4.2 Termination by the Company for Cause or by Executive’s Resignation without Good Reason. The Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate upon Executive’s resignation without Good Reason, and in either case Executive shall be entitled to receive only his Accrued Rights.

4.3 Death/Disability. The Term and Executive’s employment hereunder shall terminate upon Executive’s death or Disability. Upon termination of Executive’s employment hereunder due to death or Disability, Executive or Executive’s legal representative or estate (as the case may be) shall be entitled to receive (i) the Accrued Rights, plus (ii) an amount equal to a pro-rated portion of the Annual Bonus Executive otherwise would have been paid for the fiscal year in which such termination of employment occurs, payable when the Annual Bonus would otherwise have been paid to Executive pursuant to Section 3.2, based upon (a) actual performance for such fiscal year, as determined at the end of such fiscal year and (b) the percentage of such fiscal year that shall have elapsed through the date of Executive’s termination of employment, plus (iii) provided that Executive or Executive’s legal representative or estate (as the case may be) first executes and returns to the Company (and does not revoke within any applicable waiting period relevant thereto) a release of all claims arising out of or relating to this Agreement or Executive’s employment by the Company or any Subsidiary (other than any claims for indemnification to which Executive may be entitled as a result of his serving as an officer or director of the Company or any Subsidiary) that is in form and substance reasonably satisfactory to the Company:

(a) an amount, payable in a lump sum without discount within 30 days of the date of termination as the result of Executive’s death or Disability (subject to Section 6.6), equal to two (2) times the sum of Executive’s (i) annual Base Salary at the time of termination and (ii) the average Annual Bonus actually earned and paid for the last three full calendar years ending prior to the termination date. In the event that there are less than three full calendar years of the Term completed on the date of termination, the average shall be based on the average Annual Bonus actually earned and paid (or payable) during the Term through the date of termination.

(b) continued medical benefits for Executive, Executive’s spouse and Executive’s eligible dependents, who at the time of Executive’s termination are enrolled in the Company’s benefits plans provided for a period of twelve (12) months following Executive’s termination of employment. Such benefits shall be substantially identical to the benefits maintained for other senior executives of the Company, and shall be contingent upon Executive’s eligible dependents continuing to fund any applicable “employee portion” of any premiums or other co-pay or employee-funded amounts. Executive acknowledges that such benefit continuation is intended, and shall be deemed, to satisfy the obligations of the Company and any of its subsidiaries and affiliates to provide continuation of benefits under COBRA for such period and that the Company may satisfy such obligation by paying any applicable COBRA premiums or causing such premiums to be paid. Executive’s entitlement to benefits pursuant to this Section 4.3(b) shall cease if, during such period, Executive is employed by or otherwise is rendering services to a third party for which Executive is entitled to receive medical benefits.

In the event of a termination of employment pursuant to this Section 4.3, each grant made to Executive pursuant to the OIP or any similar plan that is subject to a time based vesting condition shall become vested (i) in accordance with the terms of the grant or award, or (ii) as though such grant or award had vested in equal quarterly amounts over the applicable vesting period specified in the grant or award, whichever results in highest number of vested securities or other rights. Executive or his estate shall have (i) thirty days or (ii) the period specified in the grant or award whichever is greater, in which to exercise those rights.

4.4 Termination by the Company without Cause or Resignation by Executive for Good Reason. The Term and Executive’s employment hereunder may be terminated by the Company without Cause at any time and for any reason or by Executive’s resignation for Good Reason at any time upon ten (10) days written notice by the terminating party, although the Company may waive services during that period. If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive (i) the Accrued Rights, plus (ii) an amount equal to a pro-rated portion of the Annual Bonus Executive otherwise would have been paid for the fiscal year in which such termination of employment occurs, payable when the Annual Bonus would otherwise have been paid to Executive pursuant to Section 3.2, based upon (A) actual performance for such fiscal year, as determined at the end of such fiscal year and (B) the percentage of such fiscal year that shall have elapsed through the date of Executive’s termination of employment, plus (iii) provided that Executive first executes and returns to the Company (and does not revoke within any applicable waiting period relevant thereto) a release of all claims arising out of or relating to this Agreement or Executive’s employment by the Company or any Subsidiary (other than any claims for indemnification to which Executive may be entitled as a result of his serving as an officer or director of the Company or any Subsidiary) that is in form and substance reasonably satisfactory to the Company, and subject to Executive’s continued compliance with the provisions of Section 5 of this Agreement (to the extent expressly applicable after the Term):

(a) an amount, payable in a lump sum without discount within 30 days of the date of termination (subject to Section 6.6), equal to two (2) times the sum of Executive’s (i) annual Base Salary at the time of termination and (ii) the average Annual Bonus actually earned and paid for the last three full calendar years ending prior to the termination date. In the event that there are less than three full calendar years of the Term completed on the date of termination, the average shall be based on the average Annual Bonus actually earned and paid (or payable) during the Term through the date of termination. Notwithstanding the foregoing, in calculating any amount payable pursuant to this Section 4.4(a) in the event Executive is terminated prior to December 31, 2007, the Target Bonus Amount shall be deemed to be the average Annual Bonus for purposes of Section 4.4(a)(ii).

(b) continued medical benefits for Executive, Executive’s spouse and Executive’s eligible dependents, who at the time of Executive’s termination are enrolled in the Company’s benefits plans provided for a period of twenty-four (24) months following Executive’s termination of employment. Such benefits shall be substantially identical to the benefits maintained for other senior executives of the Company, and shall be contingent upon Executive’s eligible dependents continuing to fund any applicable “employee portion” of any premiums or other co-pay or employee-funded amounts. Executive acknowledges that such benefit continuation is intended, and shall be deemed, to satisfy the obligations of the Company and any of its subsidiaries and affiliates to provide continuation of benefits under COBRA for such period and that the Company may satisfy such obligation by paying any applicable COBRA premiums or causing such premiums to be paid. Executive’s entitlement to benefits pursuant to this Section 4.4(b) shall cease if, during such period, Executive is employed by or otherwise is rendering services to a third party for which Executive is entitled to receive medical benefits.

In the event of a termination of employment pursuant to this Section 4.4 as the result of a Change of Control, each grant made to Executive pursuant to the OIP or any similar plan that is subject to a time based vesting condition shall become 100 % vested. Executive shall have (i) thirty days or (ii) the period specified in the grant or award whichever is greater, in which to execute those rights.

4.5 Termination of Employment by Expiration of the Term. If the Company notifies Executive that it is not renewing the initial Term or any renewal period in accordance with Section 1 hereof and, thereafter, Executive’s employment with the Company terminates as a result of the expiration of the Term, then Executive shall be entitled to receive (i) the Accrued Rights, plus (ii) an amount equal to a pro-rated portion of the Annual Bonus Executive otherwise would have been paid for the fiscal year in which such termination of employment occurs, payable when the Annual Bonus would otherwise have been paid to Executive pursuant to Section 3.2, based upon (a) actual performance for such fiscal year, as determined at the end of such fiscal year and (b) the percentage of such fiscal year that shall have elapsed through the date of Executive’s termination of employment, plus (iii) provided that Executive first executes and returns to the Company (and does not revoke within any applicable waiting period relevant thereto) a release of all claims arising out of or relating to this Agreement or Executive’s employment by the Company or any Subsidiary (other than any claims for indemnification to which Executive may be entitled as a result of his serving as an officer or director of the Company or any Subsidiary) that is in form and substance reasonably satisfactory to the Company, and subject to Executive’s continued compliance with the provisions of Section 5 of this Agreement (to the extent expressly applicable after the Term):

(a) an amount, payable in a lump sum without discount within 30 days of the date of termination (subject to Section 6.6), equal to two (2) times the sum of Executive’s (i) annual Base Salary at the time of termination and (ii) the average Annual Bonus actually earned and paid for the last three full calendar years ending prior to the termination date. In the event that there are less than three full calendar years of the Term completed on the date of termination, the average shall be based on the average Annual Bonus actually earned and paid (or payable) during the Term through the date of termination.

(b) continued medical benefits for Executive, Executive’s spouse and Executive’s eligible dependents, who at the time of Executive’s termination are enrolled in the Company’s benefits plans provided for a period of twelve (12) months following Executive’s termination of employment. Such benefits shall be substantially identical to the benefits maintained for other senior executives of the Company, and shall be contingent upon Executive’s eligible dependents continuing to fund any applicable “employee portion” of any premiums or other co-pay or employee-funded amounts. Executive acknowledges that such benefit continuation is intended, and shall be deemed, to satisfy the obligations of the Company and any of its subsidiaries and affiliates to provide continuation of benefits under COBRA for such period and that the Company may satisfy such obligation by paying any applicable COBRA premiums or causing such premiums to be paid. Executive’s entitlement to benefits pursuant to this Section 4.5(b) shall cease if, during such period, Executive is employed by or otherwise is rendering services to a third party for which Executive is entitled to receive medical benefits.

(c) If Executive notifies the Company that he is not renewing the initial Term or any renewal period in accordance with Section 1 hereof and, thereafter, Executive’s employment with the Company terminates as a result of the expiration of the Term, then Executive shall not be entitled to any severance pay or benefits under Section 4 hereof.

4.6 Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written notice to the other party, which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated and the date of employment termination.

4.7 Employee Termination and Board/Committee/Officer Resignation. Upon termination of Executive’s employment for any reason, Executive’s employment with each of the Company and each Subsidiary shall be terminated and Executive shall be deemed to resign, as of the date of such termination and to the extent applicable, from the boards of directors (and any committees thereof) of the Company and any Subsidiary and affiliates and as an officer of the Company and any Subsidiary. Executive shall confirm such resignation(s) in writing to the Company.

4.8 Excess Parachute Payments.

(a) In the event that it shall be determined, based upon the advice of the independent public accountants for the Company (the “Accountants”), that any payment, benefit or distribution by the Company or any of its subsidiaries or affiliates (a “Payment”) constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of all such Payments (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of the Accountants, that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.

(b) If the determination made pursuant to clause (a) of this Section 4.8 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 4.8, Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his election within ten days of the determination of the reduction in payments. If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election.

(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (a) of this Section 4.8 (“Overpayment”) or that additional payments which are not made by the Company pursuant to clause (a) of this Section 4.8 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Executive to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

5. Covenants.

5.1 Confidentiality. Executive acknowledges that, in his employment hereunder, he will occupy a position of trust and confidence with the Company and its Subsidiaries. Executive agrees that Executive shall not during the Term and for three (3) years thereafter, except (i) as may be required to perform his duties hereunder or as required by applicable law or (ii) until such information shall have become public other than by Executive’s unauthorized disclosure or (iii) with the prior written consent of the Company, use, disclose or disseminate any trade secrets, confidential information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company and/or any Subsidiary, or their respective businesses, contracts, projects, proposed projects, revenues, costs, operations, methods or procedures. This provision shall be in addition to all requirements of applicable law with respect to maintaining the secrecy and confidentiality of trade secrets.

5.2 Non-solicitation. During the Term and for the one-year period thereafter, the Executive shall not, unless such solicitation is made on behalf of the Company or one of its Subsidiaries or such solicitation is made with the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its Subsidiaries, (except in connection with the termination of an employee in a manner consistent with Executive’s responsibilities as Chief Executive Officer of the Company and in compliance with the Company’s and its Subsidiaries’ policies) any managerial-level employee of, or independent contractor providing managerial-level services to, the Company or its Subsidiaries, where the independent contractor performs a substantial portion of his or her services for the Company, or (ii) solicit for employment (on behalf of the Executive or any other person or entity) any former managerial-level employee of or independent contractor providing managerial-level services to the Company, where the independent contractor in the last year of service to the Company has performed a substantial portion of his or her services for the Company, who has left the employment of or discontinued providing services to the Company or any of its Subsidiaries within the then prior one-year period. During the Term and for the one-year period thereafter, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its Subsidiaries’ relationship with, or endeavor to entice away from the Company or any of its Subsidiaries, any person who during the Term is or was a tenant, co-investor, co-developer, joint venturer or other customer of the Company or any of its Subsidiaries.

5.3 Non competition. During the Term and for a period of one (1) year thereafter, unless Employee has obtained the prior written approval of the Board, Executive shall not, within the continental United States of America, render executive services which are the same or substantially similar to the services which Executive provides to the Company pursuant to this Agreement to any entity engaged in a Competing Business. “Competing Business” shall mean the business of owning or managing commercial office buildings.

5.4 Company Policies. During the Term, Executive shall also be subject to and shall abide by all written reasonable policies and procedures of the Company provided to him, including regarding the protection of confidential information and intellectual property and potential conflicts of interest, except to the extent that such policies and procedures conflict with the other provisions of this Agreement, in which case this Agreement shall control. Executive acknowledges that the Company may amend any such policies and guidelines from, time to time, and that Executive remains at all times bound by their most current version to the extent made known to him and reasonable in scope.

5.5 Intellectual Property. As between Executive and the Company, the Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder including, without limitation, all materials, ideas, concepts, formats, suggestions, developments, and other intellectual properties that Executive may acquire, obtain, develop or create in connection with his services hereunder and during the Term, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s rights and benefits hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in and to any such products and proceeds of Executive’s services hereunder (provided that any such assignment, certificate or instrument shall not require Executive to assign or transfer any rights in such intellectual property owned by any third party (if any).

5.6 General; Continuing Effect of Section 5. Executive and the Company intend that: (i) this Section 5 concerning (among other things) the exclusive services of Executive to the Company and/or its Subsidiaries shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this Section 5 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) Executive declares that the territorial and time limitations set forth in this Section 5 are reasonable and properly required for the adequate protection of the business of the Company and/or its Subsidiaries. In the event that any such territorial or time limitation is deemed to be unreasonable by an arbitrator or a court of competent jurisdiction, Executive agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed reasonable. All of the provisions of this Section 5 are in addition to any other written agreements on the subjects covered herein that Executive may have with the Company and/or any of its Subsidiaries and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

5.7 Specific Performance. Executive acknowledges and agrees that the confidential information, non-solicitation, intellectual property rights and other rights of the Company referred to in Section 5 of this Agreement are each of substantial value to the Company and/or its subsidiaries and affiliates and that any breach of Section 5 by Executive would cause irreparable harm to the Company and/or its Subsidiaries, for which the Company and/or its Subsidiaries would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company and/or any of its Subsidiaries under this Agreement or otherwise, the Company and/or its Subsidiaries shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief to specifically enforce Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.

6. Other Provisions.

6.1 Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

6.2 Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

6.3 Arbitration. Except as necessary for the Company and its Subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s employment by the Company or any Subsidiary, the termination of such employment or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns related thereto, shall be submitted to binding arbitration in Atlanta, Georgia according to Georgia law and the rules and procedures of the American Arbitration Association. The parties agree that each party shall bear its or his own expenses incurred in connection with any such dispute.

6.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by nationally-recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally-recognized overnight courier service or, if mailed, five days after the date of deposit in the United States mails as follows:

If to the Company, to:

Wells Real Estate Investment Trust, Inc.

6200 The Corners Parkway

Norcross, GA 30092

Attention: Chairman

with a copy to:

Holland & Knight

One Atlantic Center #2000

1201 West Peachtree Street NE

Atlanta, GA 30309-3400

Attention: Donald Kennicott

If to the Executive, to:

Robert E. Bowers

at the address set forth on the signature page hereof

with a copy to:

Womble Carlyle Sandridge & Rice, PLLC

1201 West Peachtree, Suite 3500

Atlanta, GA 30309

Attention: T. Clark Fitzgerald III

Any such person may by notice given in accordance with this Section 6.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

6.5 Entire Agreement. This Agreement contains the entire agreement between the parties and their predecessors with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

6.6 Waivers and Amendments; Section 409A. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Notwithstanding the foregoing, in the event that the Company determines in good faith that any payments pursuant to this Agreement may subject the Executive to tax under Section 409A of the Code the Company shall have the authority (but not the obligation) to modify this Agreement without the consent of the Executive in the least restrictive reasonable manner (as determined by the Company in good faith) necessary in order to comply with such statutory provision and/or any rules, regulations or other regulatory guidance heretofore or hereafter issued under such provision. By way of illustration only and not in any way in limitation, if Executive is a “specified employee” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then the Company may defer any payment of compensation pursuant to this Agreement which is subject to Section 409A of the Code until the expiration of six (6) months and one day after the date of the Executive’s termination of employment with the Company, at which time it shall be due.

6.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF GEORGIA.

6.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company except that the Company may assign its rights and obligations to any Subsidiary of the Company, provided that any such assignment shall not relieve the Company of any obligations hereunder that are not performed by such Subsidiary; any purported assignment by the Company in violation hereof shall be null and void. Notwithstanding the foregoing, in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder to a successor in interest to substantially all of the business operations of the Company. It is anticipated that the Executive’s employer of record and salary and bonus payor may be a Subsidiary, but in that case the Company and such Subsidiary will be jointly and severally liable for all amounts payable to Executive hereunder.

6.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

6.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

6.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

6.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 3.7, 4, 5, and 6 shall survive termination of this Agreement and any termination of Executive’s employment hereunder.

6.13 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

6.14 Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its Subsidiaries to the extent permitted by applicable law; provided, however, that the Company may not exercise its right of set-off except to the extent that the Board (with Executive recused) determines in good faith that Executive has failed to pay to the Company or any of its Subsidiaries any amount owed to them and the amount of any such set-off shall be limited to the amount the Board (with Executive recused) determines in good faith is owed to the Company or any of its Subsidiaries.

6.15 Executive’s Representations. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive represents and warrants that he is not subject to any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or any other obligation to any former employer or to any other person or entity in any way relating to the right or ability of Executive to be employed by and/or perform services for the Company and its Subsidiaries. Executive further represents and warrants that he has not brought to or disclosed to the Company or to its Subsidiaries, and covenants that he will not bring to or disclose to the Company or to its Subsidiaries or use in connection with his employment with the Company, any trade secrets or proprietary information from any of his prior employers or from any other person or entity.

6.16 Cooperation in Third-Party Disputes. During the Term and for a period of two years thereafter, at the request of the Company, Executive shall cooperate with the Company and/or its Subsidiaries and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company and/or any of its Subsidiaries or affiliates by any third party. Executive’s duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company’s and/or its Subsidiaries’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s and/or its Subsidiaries’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer or personal commitments) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of the matters at issue; and (c) signing at the Company’s request declarations or affidavits that truthfully state the matters of which Executive has knowledge. Such services will be without additional compensation if Executive is then employed by the Company or any Subsidiary and for reasonable compensation and subject to his reasonable availability if he is not so employed. The Company shall promptly reimburse Executive for Executive’s actual and reasonable travel or other out-of-pocket expenses (including reasonable attorneys’ fees) that Executive may incur in cooperating with the Company and/or its Subsidiaries under this Section 6.16.

6.17 Compensation Committee. All discretionary and other actions and authority granted to the Compensation Committee by this Agreement may be taken by the full Board or any other committee of the Board it designates if the Board does not have a Compensation Committee.

6.18 Indemnification. Executive shall be entitled to the same rights to indemnification in connection with his service, if any, as a director of the Company or any of its Subsidiaries as the other Board members and the same rights to indemnification in connection with his service as an executive officer of the Company or any of its Subsidiaries as the other executive officers and such indemnification rights shall survive the termination of his employment hereunder. Executive’s rights to indemnification specifically include all such rights arising pursuant to (i) the Company’s Articles of Incorporation and Bylaws; (ii) any written agreements between the Company and its directors or officers; (iii) insurance policies (including any extended reporting periods available to directors thereunder) providing coverage to the Company’s directors, officers and employees, including any directors and officers indemnification insurance.

6.19 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

WELLS REAL ESTATE INVESTMENT TRUST INC.

By:	/s/ Donald A. Miller, CFA
Name:	Donald A. Miller, CFA
Title:	Chief Executive Officer and President

/s/ Robert E. Bowers
Robert E. Bowers
Address:	1205 Stuart Ridge
Alpharetta, GA 30022